Exhibit 99.2

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-286-6264 (mobile)

Jaren.Madden@infi.com

http://www.infi.com

INFINITY PROVIDES KEY 2015 GOALS AND FINANCIAL GUIDANCE

– Completion of Patient Enrollment in DYNAMOTM and DUOTM Expected in 2015 –

– Topline Data from DYNAMO Anticipated in the Second Half of 2015 –

– Three Clinical Studies of Duvelisib Expected to Begin in 2015 –

– Company to Present at JPMorgan 33rd Annual Healthcare Conference Today at 11:30 a.m. PT –

San Francisco, Cal. – January 12, 2015 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its anticipated pipeline goals and provided financial guidance for 2015. Infinity anticipates that it will report top line data from DYNAMOTM, a Phase 2 study of duvelisib (IPI-145) in patients with refractory indolent non-Hodgkin lymphoma (iNHL), in the second half of 2015 following the completion of patient enrollment in the first half of the year. Infinity also expects to complete enrollment of DUOTM, a Phase 3 study of duvelisib in patients with relapsed/refractory chronic lymphocytic leukemia (CLL), in the second half of 2015. During the year, Infinity expects three company-sponsored clinical studies of duvelisib to be initiated, including the first clinical study of duvelisib in combination with venetoclax (ABT-199). Duvelisib is an investigational oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma being developed jointly with AbbVie in oncology.

“In 2015, Infinity plans to report topline data from DYNAMO, our registration focused study in iNHL, which we hope will support establishing duvelisib as the first-in-class PI3K-delta,gamma inhibitor for the treatment of blood cancers,” stated Adelene Q. Perkins, Infinity’s president and chief executive officer. “Based on the high level of clinical activity of duvelisib reported to date, as well as preclinical evidence suggesting that inhibition of PI3K-delta and PI3K-gamma may have complementary effects on B-cell growth and survival, we believe duvelisib has the potential to become the best oral therapy for the treatment of iNHL. We also plan to complete patient enrollment in DUO, our registration-focused study in CLL in the second half of 2015.”

“We are also excited to announce that, as an important component of our strategy to achieve better patient outcomes through the combination of novel therapies, the first clinical study of duvelisib in combination with venetoclax will be initiated this year. The three new trials of duvelisib that we expect to begin this year represent a further expansion of DUETTSTM, our global development program designed to evaluate the therapeutic potential of duvelisib in patients with blood cancer across multiple indications and lines of therapy,” Ms. Perkins continued.

On January 8, 2015, Infinity announced that a Phase 2 study of duvelisib with background methotrexate in patients with moderate-to-severe rheumatoid arthritis (RA) did not meet its primary endpoint at any of the dose levels tested. Infinity will not proceed with further clinical development in RA with duvelisib or IPI-443, its second PI3K-delta,gamma inhibitor. Infinity expects that any further development of IPI-443 in other inflammatory diseases would be conducted through out-licensing or partnering efforts.

2015 Program Goals

Infinity anticipates that the following development milestones will be achieved in 2015:

Novel Duvelisib Combinations

•	Initiate first clinical study of duvelisib in combination with venetoclax

Duvelisib in iNHL

•	Complete enrollment in DYNAMO during the first half of 2015

•	Report topline data from DYNAMO during the second half of 2015

•	Initiate two additional clinical studies

Duvelisib in CLL

•	Complete enrollment in DUO during the second half of 2015

2015 Financial Guidance

Infinity expects to report that it ended 2014 with approximately $330 million in cash and investments (unaudited) and plans to report its fourth quarter and full-year 2014 financial results in late February. The company is providing the following guidance today with respect to its 2015 financial outlook:

•	Revenue: Infinity expects revenue for 2015 to range from $105 million to $125 million based on the anticipation of a $130 million milestone payment from AbbVie associated with the completion of enrollment of either DYNAMO or DUO in 2015.

•	Net Loss: Infinity expects net loss for 2015 to range from $190 million to $210 million.

•	Cash and Investments: Infinity expects to end 2015 with a year-end cash and investments balance ranging from $145 million to $165 million. This year-end cash and investments forecast is based on the company’s current operating plan and exclusive of any business development activities.

Infinity to Present at J.P. Morgan 33rd Annual Healthcare Conference

Infinity will present at the J.P. Morgan 33rd Annual Healthcare Conference in San Francisco on Monday, January 12, 2015, at 11:30 a.m. PT (2:30 p.m. ET). A live webcast of Infinity’s presentation will be accessible on the “investors/media” section of the company’s website, www.infi.com. The presentation will be archived for 30 days following the event. Members of Infinity’s management team will also participate in a breakout question and answer session following the presentation. This breakout session will be webcast live but will not be archived.

About Duvelisib

Duvelisib is an investigational inhibitor of Class I phosophoinositide-3-kinase (PI3K)-delta and PI3K-gamma that is being jointly developed by Infinity Pharmaceuticals, Inc. and AbbVie Inc. The PI3K pathway is known to play a critical role in regulating the growth and survival of certain types of blood cancers. Duvelisib is designed to block the growth and survival of tumor cells by inhibiting PI3K-delta and PI3K-gamma signaling. The investigational agent is being evaluated in registration-focused studies, including DYNAMOTM, a Phase 2 study in patients with refractory indolent non-Hodgkin lymphoma, DYNAMO+R, a Phase 3 study in patients with previously treated follicular lymphoma, and DUOTM, a Phase 3 study in patients with relapsed/refractory chronic lymphocytic leukemia. Duvelisib is an investigational compound and its safety and efficacy have not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s expectations about: its plans to complete patient enrollment in DYNAMO in the first half of 2015 and in DUO in the second half of 2015; its plans to report topline data from DYNAMO in the second half of 2015; its plans to initiate additional studies of duvelisib in 2015; its expectations regarding further development of duvelisib or IPI-443 in RA; its ability to execute on its strategic plans; the potential complementary effects of PI3K-delta and PI3K-gamma; the therapeutic potential of PI3K inhibition and duvelisib; and its fiscal year 2014 year-end cash balance and 2015 financial guidance. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that Infinity’s strategic collaboration with AbbVie will continue or that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or AbbVie to fully perform under the strategic collaboration and/or an early termination of the collaboration and license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 10, 2014, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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